Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS;
PROVIDES GUIDANCE FOR FULL YEAR 2022; INCREASES QUARTERLY DIVIDEND 6.5% TO $0.66 PER SHARE

•Full year revenues of $10.79 billion, up 14.3% from 2020
•Full year diluted earnings per share ("EPS") of $15.55, up 48.5% from 2020; and adjusted diluted EPS of $14.24, up 27.4% from 2020
•Full year cash provided by operations of $2.23 billion, up 11.4% from 2020
•Fourth quarter revenues of $2.74 billion, down 8.6% versus 2020
•Fourth quarter diluted EPS of $3.12, down 25.9% from 2020; and adjusted diluted EPS of $3.33, down 25.7% from 2020
•Full year 2022 reported diluted EPS expected to be between $7.63 and $8.33, and adjusted diluted EPS expected to be between $8.65 and $9.35

SECAUCUS, N.J., February 3, 2022 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today financial results for the fourth quarter and full year ended December 31, 2021.

"In another unprecedented year, Quest provided critical COVID-19 testing to our country and delivered record revenues, earnings and cash from operations for full year 2021," said Steve Rusckowski, Chairman, CEO and President. "At the same time, our base business revenues grew more than 19 percent year over year, achieving record levels.

"Quest is well positioned in 2022 to deliver on our commitments. Our guidance for 2022 reflects lower demand for COVID-19 testing services; growth in the base business; and the impact of the previously announced one-year delay of PAMA cuts, partially offset by investments to accelerate growth.

"I am proud of the incredible accomplishments of our 50,000 Quest employees throughout the pandemic. They have risen to the challenge of bringing COVID-19 testing to millions of patients – all the while innovating, persevering, and remaining committed to our vision of empowering better health. Our team is strong, the business has momentum, and Quest’s future is bright."

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
	(dollars in millions, except per share data)
Reported:
Net revenues	$2,744	$3,002	(8.6)%	$10,788	$9,437	14.3%
Base business revenues (a)	$2,022	$1,850	9.3%	$8,018	$6,714	19.4%
COVID-19 testing revenues	$722	$1,152	(37.3)%	$2,770	$2,723	1.7%

Diagnostic information services revenues	$2,674	$2,922	(8.5)%	$10,494	$9,139	14.8%
Revenue per requisition			(9.8)%			(1.6)%
Requisition volume			1.3%			16.5%
Organic requisition volume			0.2%			13.6%
Operating income (b)	$536	$795	(32.5)%	$2,381	$1,971	20.8%
Operating income as a percentage of net revenues (b)	19.5%	26.5%	(7.0)%	22.1%	20.9%	1.2%
Net income attributable to Quest Diagnostics (b)	$390	$579	(32.6)%	$1,995	$1,431	39.4%
Diluted EPS (b) (c)	$3.12	$4.21	(25.9)%	$15.55	$10.47	48.5%
Cash provided by operations	$481	$541	(11.0)%	$2,233	$2,005	11.4%
Capital expenditures	$144	$162	(11.4)%	$403	$418	(3.7)%

Adjusted (b):
Operating income	$579	$860	(32.8)%	$2,565	$2,210	16.0%
Operating income as a percentage of net revenues	21.1%	28.6%	(7.5)%	23.8%	23.4%	0.4%
Net income attributable to Quest Diagnostics	$416	$615	(32.4)%	$1,827	$1,527	19.6%
Diluted EPS (c)	$3.33	$4.48	(25.7)%	$14.24	$11.18	27.4%

(a)Excludes COVID-19 testing.

(b)For further details impacting the year-over-year comparisons related to operating income, operating income as a percentage of net revenues, net income attributable to Quest Diagnostics, and diluted EPS, see note 2 of the financial tables attached below.

(c)The sum of reported and adjusted diluted EPS for the four quarters of 2021 did not equal the total for the year ended December 31, 2021 due to both quarterly fluctuations in our earnings and in the weighted average common shares outstanding throughout the year as a result of the impact of accelerated share repurchase agreements ("ASR") that we entered into during April 2021.

Dividend Increased

Quest Diagnostics' Board of Directors authorized a 6.5% increase in its quarterly dividend from $0.62 to $0.66 per share, or $2.64 per share annually, starting with the dividend payable on April 20, 2022 to shareholders of record of Quest Diagnostics common stock on April 6, 2022. This dividend increase is the company's eleventh since 2011.

Guidance for Full Year 2022

We estimate full year 2022 guidance as follows:

	Low	High
Net revenues	$9.0 billion	$9.5 billion
Net revenues decrease	(16.6)%	(11.9)%
Base business revenues (a)	$8.3 billion	$8.5 billion
Base business revenues increase	3.5%	6.0%
COVID-19 testing revenues	$0.7 billion	$1.0 billion
COVID-19 testing revenues decrease	(74.7)%	(63.9)%
Reported diluted EPS	$7.63	$8.33
Adjusted diluted EPS	$8.65	$9.35
Cash provided by operations	At least $1.6 billion
Capital expenditures	Approximately $400 million

(a)Excludes COVID-19 testing.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, a gain on remeasurement of an equity interest, costs associated with donations, contributions, and other financial support through Quest for Health Equity, our initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities, a gain on sale of an ownership interest in a joint venture, gains associated with changes in the carrying value of our strategic investments, and other items.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of non-GAAP adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today.  The conference call can be accessed by dialing 888-455-0391 within the U.S. and Canada, or 773-756-0467 internationally, passcode: 7895081; or via live webcast on our website at www.QuestDiagnostics.com/investor. We suggest participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or, from approximately 10:30 a.m. Eastern Time on February 3, 2022 until midnight Eastern Time on February 17, 2022, by phone at 800-839-9317 for domestic callers and 203-369-3605 for international callers. Anyone listening to the call is encouraged to read our periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

Forward Looking Statements

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2021 and 2020
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net revenues	$2,744	$3,002	$10,788	$9,437

Operating costs and expenses and other operating expense:
Cost of services	1,718	1,733	6,579	5,804
Selling, general and administrative	464	447	1,727	1,550
Amortization of intangible assets	26	26	103	103
Other operating expense (income), net	—	1	(2)	9
Total operating costs and expenses, net	2,208	2,207	8,407	7,466

Operating income	536	795	2,381	1,971

Other income (expense):
Interest expense, net	(37)	(39)	(151)	(163)
Other income, net	3	2	369	76
Total non-operating (expense) income, net	(34)	(37)	218	(87)

Income before income taxes and equity in earnings of equity method investees	502	758	2,599	1,884
Income tax expense	(114)	(191)	(597)	(460)
Equity in earnings of equity method investees, net of taxes	25	42	78	75
Net income	413	609	2,080	1,499
Less: Net income attributable to noncontrolling interests	23	30	85	68
Net income attributable to Quest Diagnostics	$390	$579	$1,995	$1,431

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$3.19	$4.28	$15.85	$10.62

Diluted	$3.12	$4.21	$15.55	$10.47

Weighted average common shares outstanding:
Basic	122	135	125	134

Diluted	125	137	128	136

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2021 and 2020
(in millions, except per share data)
(unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$872	$1,158
Accounts receivable, net	1,438	1,520
Inventories	208	223
Prepaid expenses and other current assets	223	157
Total current assets	2,741	3,058
Property, plant and equipment, net	1,707	1,627
Operating lease right-of-use assets	597	604
Goodwill	7,095	6,873
Intangible assets, net	1,167	1,167
Investment in equity method investees	141	521
Other assets	163	176
Total assets	$13,611	$14,026

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,600	$1,633
Current portion of long-term debt	2	2
Current portion of long-term operating lease liabilities	151	141
Total current liabilities	1,753	1,776
Long-term debt	4,010	4,013
Long-term operating lease liabilities	494	499
Other liabilities	792	847
Redeemable noncontrolling interest	79	82
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized as of both December 31, 2021 and 2020; 162 and 217 shares issued as of December 31, 2021 and 2020, respectively	2	2
Additional paid-in capital	2,260	2,841
Retained earnings	7,649	9,303
Accumulated other comprehensive loss	(14)	(21)
Treasury stock, at cost; 43 and 84 shares as of December 31, 2021 and 2020, respectively	(3,453)	(5,366)
Total Quest Diagnostics stockholders' equity	6,444	6,759
Noncontrolling interests	39	50
Total stockholders' equity	6,483	6,809
Total liabilities and stockholders' equity	$13,611	$14,026

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2021 and 2020
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$2,080	$1,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	408	361
Provision for credit losses	4	19
Deferred income tax (benefit) provision	(57)	85
Stock-based compensation expense	79	97
Gain on disposition of joint venture	(314)	—
Losses on sale of property, plant and equipment	9	3
Other, net	(63)	(81)
Changes in operating assets and liabilities:
Accounts receivable	81	(455)
Accounts payable and accrued expenses	35	452
Income taxes payable	(20)	22
Termination of interest rate swap agreements	—	40
Other assets and liabilities, net	(9)	(37)
Net cash provided by operating activities	2,233	2,005

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(331)	(330)
Proceeds from disposition of joint venture	755	—
Proceeds from disposition of property, plant and equipment	3	3
Capital expenditures	(403)	(418)
Increase in investments and other assets, net	(3)	(27)
Net cash provided by (used in) investing activities	21	(772)

Cash flows from financing activities:
Proceeds from borrowings	—	749
Repayments of debt	(2)	(1,554)
Purchases of treasury stock	(2,199)	(325)
Exercise of stock options	129	189
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(22)	(15)
Dividends paid	(309)	(297)
Distributions to noncontrolling interest partners	(99)	(58)
Other financing activities, net	(38)	44
Net cash used in financing activities	(2,540)	(1,267)

Net change in cash and cash equivalents and restricted cash	(286)	(34)
Cash and cash equivalents and restricted cash, beginning of period	1,158	1,192
Cash and cash equivalents and restricted cash, end of period	$872	$1,158

Cash paid during the period for:
Interest	$159	$201
Income taxes	$709	$360

Notes to Financial Tables

1)The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$390	$579	$1,995	$1,431
Less: Earnings allocated to participating securities	1	3	7	6
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$389	$576	$1,988	$1,425

Weighted average common shares outstanding - basic	122	135	125	134
Effect of dilutive securities:
Stock options and performance share units	3	2	3	2
Weighted average common shares outstanding - diluted	125	137	128	136

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$3.19	$4.28	$15.85	$10.62
Diluted	$3.12	$4.21	$15.55	$10.47

2)The following tables reconcile reported GAAP results to non-GAAP adjusted results:

	Three Months Ended December 31, 2021
	(dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (f)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted EPS
As reported	$536	19.5%	$(114)	$25	$390	$3.12
Restructuring and integration charges (a)	10	0.4	(3)	—	7	0.06
Other (b)	7	0.2	(1)	(5)	4	0.02
Amortization expense	26	1.0	(7)	—	19	0.16
ETB	—	—	(4)	—	(4)	(0.03)
As adjusted	$579	21.1%	$(129)	$20	$416	$3.33

	Twelve Months Ended December 31, 2021
	(dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (f)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted EPS
As reported	$2,381	22.1%	$(597)	$78	$1,995	$15.55
Restructuring and integration charges (a)	61	0.6	(16)	—	45	0.36
Other (b)	16	0.1	7	—	(16)	(0.16)
Gain on sale of ownership in joint venture (c)	—	—	55	—	(259)	(2.02)
COVID-19 impact (d)	4	—	(1)	—	3	0.03
Amortization expense	103	1.0	(27)	2	78	0.62
ETB	—	—	(19)	—	(19)	(0.14)
As adjusted	$2,565	23.8%	$(598)	$80	$1,827	$14.24

	Three Months Ended December 31, 2020
	(dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (f)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted EPS
As reported	$795	26.5%	$(191)	$42	$579	$4.21
Restructuring and integration charges (a)	15	0.5	(5)	—	10	0.07
Other (b)	2	0.1	1	(14)	(1)	—
COVID-19 impact (d)	22	0.6	(4)	(2)	14	0.10
Amortization expense	26	0.9	(7)	2	21	0.16
ETB	—	—	(8)	—	(8)	(0.06)
As adjusted	$860	28.6%	$(214)	$28	$615	$4.48

	Twelve Months Ended December 31, 2020
	(dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (f)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted EPS
As reported	$1,971	20.9%	$(460)	$75	$1,431	$10.47
Restructuring and integration charges (a)	58	0.6	(14)	—	44	0.32
Other (b)	2	—	1	(14)	(1)	—
COVID-19 impact (d)	76	0.8	(15)	(4)	53	0.39
Gain on remeasurement of equity interest (e)	—	—	7	—	(63)	(0.46)
Amortization expense	103	1.1	(28)	11	86	0.63
ETB	—	—	(23)	—	(23)	(0.17)
As adjusted	$2,210	23.4%	$(532)	$68	$1,527	$11.18

(a)For both the three and twelve months ended December 31, 2021 and 2020, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on our consolidated statements of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(dollars in millions)
Cost of services	$4	$6	$30	$27
Selling, general and administrative	6	9	31	31

Operating income	$10	$15	$61	$58

(b)For the three months ended December 31, 2021, the pre-tax impact primarily represents costs associated with donations, contributions, and other financial support through Quest for Health Equity and changes in the carrying value of our strategic investments, partially offset by a gain recognized by an equity method investee to adjust an investment to fair value. For the twelve months ended December 31, 2021, the pre-tax impact primarily represents changes in the carrying value of our strategic investments and a gain recognized by an equity method investee to adjust certain of its investments to fair value, partially offset by costs associated with Quest for Health Equity, and a non-cash impairment charge to the carrying value of an equity method investment. For the three and twelve months ended December 31, 2020, primarily represents a gain recognized by an equity method investee to adjust certain of its investments to fair value, a loss on retirement of debt, and, to a lesser extent, costs associated with Quest for Health Equity.

The following table summarizes the pre-tax impact of these other items on our consolidated statement of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(dollars in millions)
Selling, general and administrative	$7	$2	$16	$2

Equity in earnings of equity method investees, net of taxes	$(5)	$(14)	$—	$(14)

Other income, net	$3	$10	$(39)	$10

(c)For the twelve months ended December 31, 2021, the pre-tax impact represents a gain of $314 million recorded in other income, net following the sale of our 40% ownership interest in Q2 Solutions®, our clinical trials central laboratory services joint venture, to IQVIA Holdings, Inc., our joint venture partner, for $760 million in an all-cash transaction.

(d)For the twelve months ended December 31, 2021 and both the three and twelve months ended December 31, 2020, the pre-tax impact represents the impact of certain items resulting from the COVID-19 pandemic. For the twelve months ended December 31, 2021, includes incremental costs incurred to protect the health and safety of our employees and customers. For both the three and twelve months ended December 31, 2020, principally includes expense associated with payments to eligible employees to help offset expenses they incurred as a result of COVID-19 and incremental costs incurred primarily to protect the health and safety of our employees and customers. The twelve months ended December 31, 2020 also includes certain asset impairment charges.

The following table summarizes the pre-tax impact of these items on our consolidated statements of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(dollars in millions)
Cost of services	$—	$19	$4	$57
Selling, general and administrative	—	2	—	10
Other operating expense (income), net	—	1	—	9
Operating income	$—	$22	$4	$76

Equity in earnings of equity method investees, net of taxes	$—	$(2)	$—	$(4)

Net income attributable to noncontrolling interest	$—	$2	$—	$4

(e)For the twelve months ended December 31, 2020, the pre-tax impact represents a gain of $70 million recognized in other income, net based on the difference between the fair value and the carrying value of an equity interest. On August 1, 2020, we completed our acquisition of the remaining 56% interest in Mid America Clinical Laboratories, LLC ("MACL") from our joint venture partners. As a result of the transaction, we remeasured our previously held minority interest in MACL to fair value and recognized a gain.

(f)For restructuring and integration charges, COVID-19 impacts, other items and amortization expense, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5% for both 2021 and 2020. For the gain on sale of ownership in joint venture in 2021, income tax expense on the transaction resulted in an effective income rate of 17.6%. For the gain on remeasurement of equity interest in 2020, income tax expense on the transaction resulted in an effective income tax rate of 11.8%.

3)For the three months ended December 31, 2021, we repurchased 3.5 million shares of our common stock for a value of $0.6 billion, including 1.6 million shares repurchased under an ASR. For the twelve months ended December 31, 2021, we repurchased 16.0 million shares of our common stock for $2.2 billion, including 10.7 million shares repurchased under an ASR. In each of February and March 2021, our Board of Directors increased the size of our share repurchase program by $1 billion. As of December 31, 2021, $0.7 billion remained available under our share repurchase authorization.

4)During the nine months ended September 30, 2020, we received $138 million of funds that were appropriated to healthcare providers under the Coronavirus Aid, Relief, and Economic Security Act. During the three months ended December 31, 2020, we returned the funds and net cash provided by operating activities includes the impact of the repayment.

5)The outlook for adjusted diluted EPS represents management’s estimates for the full year 2022 before the impact of special items. Further impacts to earnings related to special items may occur throughout 2022. Additionally, the amount of ETB is dependent upon employee stock option exercises and our stock price, and changes in the carrying value of our strategic investments are based on fluctuations in the investees' stock price, both of which are difficult to predict. The following table reconciles our 2022 outlook for diluted EPS determined under GAAP to our outlook for adjusted diluted EPS:

	Low	High
Diluted EPS	$7.63	$8.33
Restructuring and integration charges (a)	0.27	0.27
Amortization expense (b)	0.67	0.67
Costs associated with Quest for Health Equity (c)	0.23	0.23
ETB	(0.15)	(0.15)
Adjusted diluted EPS	$8.65	$9.35

(a)Represents estimated pre-tax charges of $45 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(b)Represents estimated pre-tax amortization expense of $110 million. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(c)Represents estimated pre-tax charges of $35 million associated donations, contributions and other financial support through Quest for Health Equity. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.